Exhibit 99.3

AMENDMENT NO. 1
TO THE BYLAWS OF
APPLE REIT NINE, INC.

The Bylaws (the “Bylaws”) of Apple REIT Nine, Inc. (the “Company”) are hereby amended as follows:

1. The first sentence of Section 1.1 of the Company’s Bylaws is hereby deleted and the following inserted in lieu thereof:

“The name of the corporation is Apple Hospitality REIT, Inc. and is referred to in these Bylaws as the “Company.” ”

2. Clause (d) defining “Advisor” of Section 1.3 of the Company’s Bylaws is hereby amended to insert the following at the end thereof:

“At any time the Company has no Advisor, all provisions in these Bylaws that otherwise purport to confer rights or benefits on the Advisor, or that otherwise purport to impose obligations or liabilities on the Advisor, or that otherwise assume the existence of a Company Advisor shall have no force and effect and these Bylaws shall be construed and applied as if any and all such provisions were not contained in these Bylaws.”

3. Article VII of the Company’s Bylaws is amended by adding the following Section 7.9 at the end thereof.

“7.9  Applicability of Certain Sections of Article VII. Sections 7.2, 7.3, 7.4 and 7.5 of the Company’s Bylaws shall apply only to Shares (as defined in Section 7.5(g) of these Bylaws) as to which the provisions of Article X of the Articles of Incorporation do not apply because the provisions of Article X of the Articles of Incorporation do not meet the requirements of Section 13.1-649 of the Virginia Stock Corporation Act as to such Shares.”

4. Article VIII of the Company’s Bylaws is hereby deleted in its entirety, and the following is inserted in lieu thereof.

“ARTICLE VIII
[RESERVED]”

5. Section 12.2 of the Company’s Bylaws is hereby deleted in its entirety, and the following is inserted in lieu thereof:

“12.2  Amendments (After Listing). Notwithstanding anything to the contrary in these Bylaws (including Section 12.1), immediately prior to, but subject to the effectiveness of, the listing of the Common Shares, including any class thereof, of the Company on a national securities exchange, Section 12.1 of these Bylaws shall cease to be effective, and from and after that time, the Bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any time, and from time to time, (i) by the Board of Directors or (ii) upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, and the shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.”

****

Capitalized terms not defined herein shall have the meaning set forth in the Company’s Bylaws.

This Amendment No. 1 to the Bylaws shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles thereof relating to conflicts of law or choice of law.